EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000

JONES APPAREL GROUP, INC. PROPOSES TO PURCHASE MAXWELL SHOE COMPANY INC.
FOR $20 PER SHARE IN CASH
  Provides Attractive Premium to Maxwell Shoe Shareholders
  Strategically Complements Jones Apparel's Existing Footwear Business
  Consolidates the Highly-Recognizable AK Anne Klein Apparel and Footwear Brands

NEW YORK, NEW YORK - February 25, 2004 - Jones Apparel Group, Inc. (NYSE:JNY) today announced that it has made an all-cash proposal to Maxwell Shoe Company Inc. (NasdaqNM:MAXS) to purchase 100% of Maxwell's outstanding common stock for $20 per share, or an aggregate equity value of approximately $300 million.

Peter Boneparth, Chief Executive Officer, stated, "Maxwell's portfolio of footwear brands, which includes AK Anne Klein, targets price points from moderate through bridge categories, and provides a perfect complement to our existing footwear business. We also believe there are many strategic benefits to consolidating our AK Anne Klein apparel business with Maxwell's AK Anne Klein footwear business. In addition, this transaction would further broaden our footwear brand portfolio and leverage the infrastructure of our footwear business, creating compelling long-term strategic and financial benefits for our shareholders."

AK Anne Klein footwear is under license from Jones Apparel as a result of Jones's acquisition of Kasper A.S.L., Ltd. on December 1, 2003.

Mr. Boneparth continued, "The management team of Maxwell Shoe Company has done a wonderful job in building a business, with approximately $225 million in annual net revenues. Our decision to make this proposal represents the continuation of a cooperative dialogue that began during the last quarter of 2003. We believe this is a fair and well-priced proposal that represents an historic high for the stock and significant value for Maxwell Shoe shareholders. We look forward to working constructively with Maxwell's board and management to promptly conclude this transaction."

Wesley Card, Chief Operating and Financial Officer, commented, "This transaction meets all of our disciplined acquisition criteria, which include: highly-recognizable brands, diversified distribution channels, excellent management team, and strong financial metrics. We believe our proposal is fairly valued, especially considering Maxwell's large cash position. We anticipate this acquisition to be accretive to our financial results during its first full fiscal year as part of Jones Apparel. It is premature to comment on its impact to our 2004 results given the many uncertainties surrounding timing, non-cash purchase accounting charges and potential non-recurring items. Our strong financial position and liquidity allows us to make this proposal on an all-cash basis."

Attached is the full text of the letter delivered earlier today to Mark J. Cocozza, Chairman of the Board and Chief Executive Officer of Maxwell Shoe Company Inc.

The Company will host a conference call with management to discuss this strategic opportunity at 11:00 a.m. eastern time today, which is accessible by dialing 412-858-4600 or through a web cast at www.jny.com. A replay of the conference call is available through March 4 by dialing 877-344-7529 - enter account 928 and conference 338880.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 Company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include Jones New York, Polo Jeans Company licensed from Polo Ralph Lauren Corporation, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon and LeSuit. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. Celebrating more than 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties. Factors that could cause actual results to differ materially include (1) the businesses of Jones Apparel and Maxwell Shoe not being integrated successfully, (2) expected combination benefits from a Jones Apparel/Maxwell Shoe transaction not being realized, (3) the failure of the proposed transaction to occur, or the occurrence of the proposed transaction on terms different than those described, (4) the strength of the economy, (5) the overall level of consumer spending, (6) the performance of the Company's products within the prevailing retail environment, and (7) other factors which are set forth in the Company's 2002 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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February 25, 2004

Mr. Mark J. Cocozza

Chairman of the Board, Chief Executive Officer
Maxwell Shoe Company Inc.
101 Sprague Street
Boston, MA 02137-0037

VIA FAX

Dear Mark:

As you know from our conversations since mid-November, Jones Apparel Group is very interested in pursuing a business combination with Maxwell. On February 18, 2004, we informed you of Jones's interest in acquiring all of the outstanding shares of Maxwell stock at a price of $20.00 per share in cash. This proposal has been approved by the Jones Board of Directors and is not subject to any financing condition. The purpose of this letter is to confirm our proposal in writing.

We believe that our proposal provides an outstanding opportunity for your stockholders to maximize the value of their investment in Maxwell. Our proposal represents a premium of approximately 19% over the closing price for Maxwell shares on February 19, 2004, the day after you were informed of our proposal, and an even greater premium on Maxwell's business when adjusted for your significant cash position. We believe that the proposed transaction can be consummated quickly and trust that you will allow your stockholders the opportunity to directly consider our proposal in a timely manner.

We believe that the proposed transaction would be beneficial not only to the Maxwell stockholders but also to other Maxwell constituencies. As you know, we have a high regard for you and your employees and we believe that you and they will be able to make significant contributions to our combined company. We also believe that the proposed transaction will greatly benefit the customers of both Maxwell and Jones.

Jones would very much like to move forward with you on a cooperative basis. To that end, we and our advisors are eager to meet with you and your advisors as soon as possible to expeditiously effectuate the proposed transaction. Working together, I do not anticipate any difficulties in finalizing the details, and I am confident we can conclude a definitive agreement very quickly.

Since February 19, your stock price has risen over nine percent on higher than average volume. While we are not aware of any leak of our discussions from either of our companies, given the recent trading trends in Maxwell stock we have determined that it is appropriate to publicly announce our proposal and the contents of this letter.

I believe our proposal represents an exciting opportunity for the stockholders, employees and customers of Maxwell and will contact you shortly to discuss next steps for proceeding with the proposed transaction.

Very truly yours, Peter Boneparth Chief Executive Officer